EXHIBIT 99.1

           VIASYS Healthcare Inc. Reports First Quarter 2005 Results

     CONSHOHOCKEN, Pa.--(BUSINESS WIRE)--April 28, 2005--VIASYS Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter ended April 2, 2005. All information is from continuing operations and inclusive of all acquisitions unless otherwise indicated.

     First Quarter Results

     Revenues for the first quarter of 2005 increased 9.0% to $104.2 million as compared to $95.6 million in the comparable period last year. Excluding the impact of restructuring expenses in 2005 and 2004 and expense related to litigation involving the commercialization of nitric oxide gas in 2004, operating income increased 32.1% to $7.8 million as compared to $5.9 million in the comparable period last year.(1) Excluding the impact of these items, net income increased 42.4% to $5.2 million, or $.17 per diluted share, compared to $3.7 million, or $.12 per diluted share, for the same period last year.(1) Foreign currency translation had a positive impact of 1.4% on revenues for the quarter.

     Including restructuring expenses in 2005 and 2004 and expense related to litigation involving the commercialization of nitric oxide gas in 2004, operating income increased 65.6% to $7.2 million compared to $4.4 million in the comparable period last year. On the same basis, net income increased 81.5% to $4.9 million, or $.15 per diluted share, compared to $2.7 million, or $.09 per diluted share, for the same period last year.

     As a result of the acquisitions of the global medical division of Oxford Instruments plc ("Oxford") and Micro Medical Ltd. ("Micro Medical"), we are revising our full year guidance. We now expect total revenues for 2005 to be in the range of $465.0 to $480.0 million. Income from continuing operations after taxes is expected to range from $.92 to $.97 per diluted share. In keeping with prior practice, this guidance excludes the impact of future acquisitions.

     Chairman, President and CEO Comments

     Randy Thurman, Chairman, President and CEO, commented on VIASYS' performance:

     "First quarter earnings results were consistent with our expectations. The newly introduced products are being very well received and we are seeing the positive impact of our operational restructuring. Our focus is clearly on growth from the new products as well as putting our balance sheet to use to accelerate growth through strategic acquisitions.

     "We completed two acquisitions during the first quarter, Oxford in our NeuroCare segment and Micro Medical in our Respiratory Care segment. Both acquisitions are strategic and complementary to our existing businesses and provide significant product opportunities for our global sales, service and distribution organizations. We expect the acquisitions to increase our overall revenues from medical disposables and become accretive to net income by year end.

     "Oxford is a leader in entry level EMG systems and neurological supplies. With this acquisition we believe that VIASYS has now become the leading global provider of neurodiagnostic systems and supplies. As the industry continues to consolidate, we expect the combined skills of VIASYS and Oxford to deliver best-in-class multi-modality systems designed to improve outcomes for caregivers and their patients.

     "Micro Medical has an international presence in hand-held and desk-top devices for respiratory measurements used to diagnose and monitor asthma, Chronic Obstructive Pulmonary Disease, or COPD, and bronchitis. The increase in these disease states and the trend toward earlier diagnosis provide an opportunity for the growth of Micro Medical's products. When combined with VIASYS' existing leadership position in respiratory diagnostics, we believe the Micro Medical acquisition positions us as the most comprehensive provider of devices and systems in this important therapeutic segment.

     "Our confidence in our full year guidance is reinforced by the increase in backlog across all segments and our improving margins. The Orthopedics segment continues to outperform and is expected to continue the positive trend for the full year. We expect that the first quarter revenue growth will accelerate in each succeeding quarter as a result of the acquisitions and as our new products continue to gain traction. We believe full year earnings will benefit from the positive effect of last year's restructuring, higher revenues, improving margins and accretion from recent acquisitions.

     "We believe we are on track to deliver against our stated goals: increasing our leadership positions in NeuroCare and Respiratory Care, increasing overall revenues from medical disposables, which now have reached $100.0 million annually, and maintaining a strong balance sheet which enables us to be both strategic and opportunistic with acquisitions. In addition, we previously announced our intention to terminate our existing $60.0 million credit facility in anticipation of establishing a new facility. We expect to enter into an expanded $150.0 to $200.0 million facility in the near future and we believe it will give us additional resources to further our stated goals."

     Segment Highlights

     Effective for the first quarter of 2005, we have adjusted our reporting segments as follows. Our Critical Care and Respiratory Technologies segments will now be reported as one segment called Respiratory Care. Our Medical and Surgical Products segment will be split into two segments: MedSystems and Orthopedics. NeuroCare and Corporate will continue to be reported as separate segments.

     Respiratory Care

     Revenues increased 1.0% to $61.3 million in the first quarter of 2005 compared to the first quarter of 2004. Excluding the 1.7% positive impact of foreign currency translation, revenues were essentially equal to prior year. Higher revenues in Clinical Services, pulmonary function testing and Customer Care and the acquisition of Micro Medical late in the quarter were offset by lower sales of Infant Flow and sleep diagnostics products.

     Operating income increased 19.2% to $7.3 million as compared to $6.1 million in the comparable period last year. This increase was primarily due to higher gross margins as a result of new products and operational efficiencies. In addition, we realized savings from the restructuring initiated in the third quarter of 2004 and incurred higher legal fees in 2004 related to the litigation involving the commercialization of nitric oxide gas.

     NeuroCare

     Revenues increased 28.5% to $26.5 million in the first quarter of 2005 compared to the first quarter of 2004. The increase in revenue was primarily due to the ramp-up in sales from new products introduced in 2004, including NicoletOne(TM), ENDEAVOR(TM) CR and VIKING QUEST(TM), as well as the acquisition of Oxford.

     We incurred an operating loss of $0.1 million in the first quarter of 2005 and 2004. Increases in gross margin resulting primarily from new products and operating efficiencies were offset by operating expenses of acquired companies and higher international selling and other expenses related to a number of new product launches. As our new products continue to gain momentum and the acquisitions are integrated, we expect lower operating expenses and improvements in this segment's operating income.

     MedSystems

     Revenues increased 1.7% to $7.5 million in the first quarter of 2005 compared to the first quarter of 2004. The increase was due to higher sales of enteral delivery products, partially offset by lower sales of our surgical barrier products.

     Operating income decreased 32.1% to $1.0 million as compared to $1.5 million in the comparable period last year. This planned decrease was due to additional expenses related to the launch of our new CORTRAK(TM) and NAVIGATOR(R) products. The CORTRAK system aids in the placement of enteral feeding tubes, and the NAVIGATOR facilitates correct placement of peripherally inserted central catheters and central venous catheters.

     Orthopedics

     Revenues increased 29.5% to $8.8 million in the first quarter of 2005 compared to the first quarter of 2004. The increase was due to increased sales of hip and knee implants as a result of strong overall demand for our products and stronger relationships with our key customers.

     Operating income increased 90.1% to $1.7 million as compared to $0.9 million in the comparable period last year. This increase was primarily due to the higher sales volume, improved absorption of fixed manufacturing costs and operational efficiencies.

     Corporate

     Corporate expenses decreased by $1.4 million in the first quarter of 2005 over the comparable quarter of 2004 primarily due to savings from the restructuring initiated in the third quarter of 2004 as well as lower professional and consulting expenses, partially offset by higher incentive compensation expense.

     VIASYS Healthcare Inc. will host an earnings release conference call on Thursday, April 28, 2005, at 5:00 PM EDT. The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com. The call will be archived on our website and will also be available for two weeks via phone at 877-519-4471, access code 5919218.

     VIASYS Healthcare Inc. is a global, research-based medical technology company focused on respiratory, neurocare and medical disposable and orthopedic products. VIASYS products are marketed under well-recognized trademarks including among others VMAX(R), LYRA(TM), AVEA(R), VELA(R), NicoletOne(TM), VIKING QUEST(TM), ENDEAVOR(TM) CR, SENSORMEDICS(R), CORPAK(R), GRASON-STADLER(R), BIRD(R), BEAR(R), NICOLET(R), JAEGER(TM), TOENNIES(TM) and EME(R). VIASYS is headquartered in Conshohocken, PA, and its businesses are conducted through its Respiratory Care, NeuroCare, MedSystems and Orthopedics business units. More information can be found at http://www.viasyshealthcare.com.

     This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the performance of our recent acquisitions and whether they will be accretive by the end of the year, our ability to achieve our stated goals, our outlook for our businesses, our expectations for new product introductions, our expectations regarding revenues and net income for the full year and our prospects for continued growth. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the integration of our recent acquisitions, the continued implementation of the company's restructuring plans, the timing of pharmaceutical trials by third parties, sales and marketing initiatives, the commercialization of new products, timing and effectiveness of the co-location of the former Critical Care and Respiratory Technologies business segments, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, patent protection and litigation and a successful mergers and acquisitions strategy. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended January 1, 2005, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

     (1) These measures are not calculated under generally accepted accounting principles (GAAP). In accordance with Regulation G of the Securities and Exchange Commission, a table reconciling these amounts to the most comparable GAAP number is shown below.


             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)

                                    Three Months  Three Months
                                        Ended         Ended
                                    April 2, 2005 April 3, 2004 Change
                                    ------------- ------------- ------
Operating Income                          $7,229        $4,366   65.6%
Restructuring Charges                        601           262
Litigation Expenses (a)                        -         1,301
                                    ------------- -------------
Adjusted Operating Income                 $7,830        $5,929   32.1%
                                    ============= =============

Net Income                                $4,860        $2,678   81.5%
Restructuring Charges (net of income
 taxes of ($213) and ($93))                  388           169
Litigation Expenses (net of income
 taxes of ($462)) (a)                          -           839
                                    ------------- -------------
Adjusted Net Income                       $5,248        $3,686   42.4%
                                    ============= =============

Diluted Earnings per Share                 $0.15         $0.09
Restructuring Charges per Share             0.02             -
Litigation Expenses per Share (a)              -          0.03
                                    ------------- -------------
Adjusted Earnings per Share                $0.17         $0.12
                                    ============= =============

(a) In the first quarter of 2004, the Company incurred legal fees in conjunction with the Company's suit against INO Therapeutics regarding nitric oxide gas. In the second quarter of 2004, the Company settled its litigation with INO Therapeutics.


                                               Three Months Ended
                                           ---------------------------
Consolidated Statements of Income                  (unaudited)
(In Thousands, Except Per Share Amounts)
                                           April 2, 2005 April 3, 2004
                                           ------------- -------------

Revenues                                       $104,184       $95,589

Operating Costs and Expenses:
 Cost of revenues                                55,475        53,732
 Selling, general and administrative
  expense                                        34,207        30,833
 Research and development expense                 6,672         6,396
 Restructuring charges                              601           262
                                           ------------- -------------
                                                 96,955        91,223
                                           ------------- -------------
Operating Income                                  7,229         4,366
                                           ------------- -------------
Interest Income, net                                464            96
Other Expense, net                                 (158)         (310)
                                           ------------- -------------

Income Before Income Taxes                        7,535         4,152
Provision for Income Taxes                       (2,675)       (1,474)
                                           ------------- -------------
Net Income                                       $4,860        $2,678
                                           ============= =============

Earnings per Share:
  Basic                                            $.16          $.09
  Diluted                                          $.15          $.09

Weighted Average Shares Outstanding:
  Basic                                          31,121        30,564
  Diluted                                        31,629        31,505


VIASYS Healthcare Inc.
Revenues by Business Segment and Geography
(In thousands of dollars)
                                                Three Months Ended
                                           ---------------------------
                                           April 2, 2005 April 3, 2004
                                           ------------- -------------

Respiratory Care
    Domestic                                     27,670        28,445
    International                                33,679        32,326
                                           ------------- -------------
      Total                                      61,349        60,771
                                           ------------- -------------

NeuroCare
    Domestic                                     15,194        12,301
    International                                11,314         8,326
                                           ------------- -------------
      Total                                      26,508        20,627
                                           ------------- -------------

MedSystems
    Domestic                                      6,052         5,870
    International                                 1,452         1,508
                                           ------------- -------------
      Total                                       7,504         7,378
                                           ------------- -------------

Orthopedics
    Domestic                                      7,065         5,468
    International                                 1,758         1,345
                                           ------------- -------------
      Total                                       8,823         6,813
                                           ------------- -------------

Total VIASYS
    Domestic                                     55,981        52,084
    International                                48,203        43,505
                                           ------------- -------------
      Total                                     104,184        95,589
                                           ============= =============


     CONTACT: VIASYS Healthcare Inc., Conshohocken
              Investor:
              Martin P. Galvan, 610-862-0800